Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2015

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM REPORTS THIRD QUARTER 2015 RESULTS

DALLAS, November 4, 2015 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner), today reported results for the third quarter of 2015.

Third-Quarter 2015 — EnLink Midstream Partners, LP Financial Results

The Partnership realized adjusted EBITDA of $187.3 million and distributable cash flow of $147.8 million in the third quarter of 2015, compared with adjusted EBITDA of $111.4 million and distributable cash flow of $88.8 million in the third quarter of 2014.

The Partnership’s net loss from continuing operations was $755.2 million and net cash provided by operating activities was $215.7 million in the third quarter of 2015, compared with net income from continuing operations of $83.5 million and net cash provided by operating activities of $158.9 million in the third quarter of 2014.  The Partnership’s operating loss was $730.5 million in the third quarter of 2015 compared with operating income of $88.4 million in the third quarter of 2014.  The net loss in the third quarter of 2015 was primarily due to a non-cash expense of $799.2 million related to goodwill and intangible asset impairments.

The Partnership’s gross operating margin was $308.8 million in the third quarter of 2015 compared with gross operating margin of $260.2 million in the third quarter of 2014. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

“EnLink delivered strong results in the third quarter which demonstrates the benefits of our stable and growing platform,” said Barry E. Davis, EnLink President and Chief Executive Officer. “We’re operating from a position of competitive strength due to our strong investment grade balance sheet, stable cash flows from Devon and other high quality customers, and diversity of basins and services.  We continue to execute on our growth strategy including the recent expansion of our footprint in the Permian Basin and remain confident in our ability to deliver strong performance and growth.”

The Partnership’s operating and reporting segments are based principally upon geographic regions served and consist of the following: the Texas segment, which includes natural gas gathering, processing, transmission and fractionation operations located in north Texas and west Texas; the Louisiana segment, which includes pipelines, processing plants and NGL assets located in Louisiana; the Oklahoma segment, which includes natural gas gathering and processing operations located in Oklahoma; the Crude and Condensate segment, which previously was referred to as the Ohio River Valley segment, and which includes rail, truck, pipeline and barge facilities to deliver crude and condensate in Texas, Louisiana and the Ohio River Valley and brine disposal wells in the Ohio River Valley; and the corporate segment, which includes operating activity for intersegment eliminations and gains or losses from derivative activities.

Each business segment’s contribution to the third quarter 2015 gross operating margin compared with third quarter 2014, and the factors affecting those contributions, is described below:

•                  The Texas segment had an increase in gross operating margin of $0.3 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014. This increase was primarily attributable to a $13.5 million increase from the Coronado Midstream Holdings, LLC (Coronado) acquisition in March 2015 and the Bearkat plant which commenced operations in September 2014. These increases were offset by a decrease of $13.6 million attributable to volume declines on our North Texas processing, gathering and transmission assets.

•                  The Oklahoma segment had a decrease in gross operating margin of $2.8 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014. This decrease is primarily attributable to a reduction in certain fees generated from a third party customer contract and volume declines.

•                  The Louisiana segment had an increase in gross operating margin of $28.6 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014. This increase was primarily driven by the completion of the Cajun-Sibon expansion in September 2014, which resulted in an increase in gross operating margin of $22.9 million, and the gulf coast natural gas pipelines that were acquired from Chevron, which contributed $6.0 million of the increase. These increases were partially offset by volume and price declines in other areas of our Louisiana gas system.

•                  The Crude and Condensate segment had an increase in gross operating margin of $18.3 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014. This increase is attributable to the acquisition of LPC Oil Marketing, LLC (LPC) in January 2015, which contributed $13.5 million; the Victoria Express pipeline which commenced operations in July 2014 and contributed $3.2 million; and the commercial start-up of the E2 compression and condensate stabilization stations during the fourth quarter of 2014 and first quarter of 2015, which contributed $5.5 million. These increases were partially offset by a $2.7 million decline in other crude operations related to the termination of a customer contract in June 2015 and a decrease of $1.2 million attributable to volume declines on our Ohio River Valley assets.

•                  The Corporate segment had an increase in gross operating margin of $4.2 million for the three months ended September 30, 2015, compared to the three months ended September 30, 2014.  This increase was due to a gain on derivative activities.

The Partnership’s third quarter 2015 operating expenses were $105.0 million, an increase of $25.2 million from the third quarter of 2014. General and administrative expenses for the third quarter of 2015 increased by $10.0 million from the third quarter of 2014. Depreciation and amortization expense for the third quarter of 2015 increased by $23.8 million from the third quarter of 2014. These increases were primarily due to the acquisitions of LPC, Coronado and the gulf coast natural gas pipeline assets from Chevron.  Net interest expense for the third quarter of 2015 increased by $17.1 million from the third quarter of 2014 primarily due to an increase in senior notes outstanding.

Net loss per limited partner common unit for the third quarter of 2015 was $2.32 per common unit compared with net income of $0.18 per common unit for the third quarter of 2014.

Third Quarter 2015 — EnLink Midstream, LLC Financial Results

The General Partner reported a net loss of $755.9 million for the third quarter of 2015 compared with net income of $64.2 million in the third quarter of 2014. The net loss in the third quarter of 2015 was primarily due to the previously mentioned non-cash expense of $799.2 million related to goodwill and intangible asset impairments. The General Partner’s cash available for distribution was $47.5 million in the third quarter of 2015 compared with cash available for distribution of $61.9 million in the third quarter of 2014, and much of that year-over-year decline was due to the EnLink Midstream Holdings drop down transactions that were completed in 2015. The resulting distribution coverage ratio for the third quarter of 2015 was approximately 1.12x on the declared distribution of $0.255 per General Partner unit. Cash available for distribution is explained in greater detail under “Non-GAAP Financial Information,” and a reconciliation of this measure to its most directly comparable GAAP measure is included in the tables at the end of this news release.

EnLink Midstream to Hold Earnings Conference Call on November 4, 2015

EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) will hold a conference call to discuss third quarter financial results on Wednesday, November 4, 2015, at 9:00 a.m. Central time (10:00 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10073526 where they will receive their dial-in information upon completion of their preregistration.

Interested parties can access an archived replay of the call on the Investors page of EnLink Midstream’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,200 miles of gathering and transportation pipelines, 17 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, maintenance capital expenditures and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income from continuing operations plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on noncash derivatives, transaction costs, distribution of equity investment and non-controlling interest and income (loss) on equity investment. We define distributable cash flow as net cash provided by operating activities plus adjusted EBITDA, net to EnLink Midstream Partners, LP, less interest expense, litigation settlement adjustment, interest rate swap proceeds, cash taxes and other, maintenance capital expenditures and the adjusted EBITDA of EnLink Midstream Holdings, LP (“Midstream Holdings” and for the period ended prior to March 7, 2014, “Predecessor”). Gross operating margin is defined as revenue minus the cost of sales. Cash available for distribution is defined as distributions due to the General Partner from the Partnership and the General Partner’s interest in adjusted EBITDA of Midstream Holdings (as defined herein), less maintenance capital, the General Partner’s specific general and administrative costs as a separate public reporting entity, the interest costs associated with the General Partner’s debt and current taxes attributable to the General Partner’s earnings.

The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures and the adjusted EBITDA of Midstream Holdings.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives. Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ earnings plus depreciation, provisions for income taxes and distribution of equity investment less income on equity investment.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA, distributable cash flow, maintenance capital expenditures and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation, (a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) our lack of asset diversification, (c) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (d) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (e) fluctuations in oil, natural gas and NGL prices, (f) construction risks in our major development projects, (g) our ability to consummate future acquisitions, successfully integrate any acquired businesses and realize any cost savings and other synergies from any acquisition, (h) changes in the availability and cost of capital, (i) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (j) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (k) a failure in our computing systems or a cyber-attack on our systems, and (l) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update these forward-looking statements.

(Tables follow)

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
Total revenues	$1,170.6	$857.4	$3,385.6	$2,507.7
Cost of sales (1)	861.8	597.2	2,487.4	1,798.0
Gross operating margin	308.8	260.2	898.2	709.7
Operating costs and expenses:
Operating expenses (2)	105.0	79.8	312.6	200.4
General and administrative (3)	33.5	23.5	102.3	64.8
Loss on disposition of assets	3.2	—	3.2	—
Depreciation and amortization	98.4	74.6	289.1	197.6
Impairments	799.2	—	799.2	—
Gain on litigation settlement	—	(6.1)	—	(6.1)
Total operating costs and expenses	1,901.1	769.0	3,993.8	2,254.7
Operating income (loss)	(730.5)	88.4	(608.2)	253.0
Other income (expense):
Interest expense, net of interest income	(30.2)	(13.1)	(71.5)	(31.1)
Equity in income of equity investment	6.4	5.6	16.1	14.3
Gain on extinguishment of debt	—	2.4	—	3.2
Other income (expense)	0.1	0.1	0.7	(0.7)
Total other expense	(23.7)	(5.0)	(54.7)	(14.3)
Income (loss) from continuing operations before non-controlling interest and income taxes	(754.2)	83.4	(662.9)	238.7
Income tax (provision) benefit	(1.0)	0.1	(2.9)	(20.7)
Net income (loss) from continuing operations	(755.2)	83.5	(665.8)	218.0
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	1.0
Discontinued operations, net of tax	—	—	—	1.0
Net income (loss)	(755.2)	83.5	(665.8)	219.0
Net income (loss) attributable to the non-controlling interest	(0.3)	0.1	(0.3)	0.2
Net income (loss) attributable to EnLink Midstream Partners, LP	$(754.9)	$83.4	$(665.5)	$218.8
Predecessor interest in net income (4)	$—	$—	$—	$35.5
General partner interest in net income	$6.3	$42.9	$50.2	$96.8
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(745.2)	$40.5	$(700.5)	$86.5
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(16.0)	$—	$(15.2)	$—
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic per common unit	$(2.32)	$0.18	$(2.38)	$0.38
Diluted per common unit	$(2.32)	$0.18	$(2.38)	$0.38

(1)   Includes $51.9 million and $24.1 million for the three months ended September 30, 2015 and 2014, respectively, and $91.7 million and $349.9 million for the nine months ended September 30, 2015 and 2014, respectively, of affiliate cost of sales.

(2)   Includes $0.1 million and $0.3 million for the three and nine months ended September 30, 2015, respectively, and $5.9 million for the nine months ended September 30, 2014 of affiliate operating expenses.

(3)   Includes $0.1 million and $0.2 million for the three and nine months ended September 30, 2015, respectively, and $1.0 million and $10.6 million for the three and nine months ended September 30, 2014, respectively, of affiliate general and administrative expenses.

(4)   Represents net income attributable to the Predecessor for the period prior to March 7, 2014.

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) from continuing operations	$(755.2)	$83.5	$(665.8)	$218.0
Interest expense	30.2	13.1	71.5	31.1
Depreciation and amortization	98.4	74.6	289.1	197.6
Impairments	799.2	—	799.2	—
Income from equity investments	(6.4)	(5.6)	(16.1)	(14.3)
Distributions from equity investments	12.2	8.2	31.4	13.9
Loss on disposition of assets	3.2	—	3.2	—
Unit-based compensation	7.3	5.7	28.6	15.5
Income taxes	1.0	(0.1)	2.9	20.7
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)	(13.5)	(10.2)
Other (1)	1.6	(3.2)	17.2	(1.1)
Adjusted EBITDA before non-controlling interest	187.0	171.7	547.7	471.2
Non-controlling interest share of adjusted EBITDA	0.3	(0.1)	0.3	(0.2)
Transferred interest adjusted EBITDA (2)	—	(60.2)	(55.8)	(132.6)
Predecessor adjusted EBITDA (3)	—	—	—	(82.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	187.3	111.4	492.2	255.6
Interest expense	(30.2)	(13.1)	(71.5)	(31.1)
Non-cash adjustment for mandatorily redeemable non-controlling interest	1.3	—	(2.1)	—
Litigation settlement adjustment	—	(4.7)	—	(4.7)
Interest rate swap (4)	—	—	(3.6)	—
Cash taxes and other	(1.0)	0.8	(2.5)	—
Maintenance capital expenditures (5)	(9.6)	(5.6)	(32.0)	(11.4)
Distributable cash flow	$147.8	$88.8	$380.5	$208.4
Actual declared distribution (6)	$140.2	$93.9	$379.2	$273.8
Distribution Coverage	1.05x	0.95x	1.00x	0.76x
Distributions declared per limited partner unit	$0.390	$0.370	$1.155	$1.095

(1)   Includes financial derivatives marked-to-market, accretion expense associated with asset retirement obligations, reimbursed employee costs from Devon and LPC, and acquisition transaction costs.

(2)   Represents recast E2, EMH and VEX adjusted EBITDA prior to the date of the drop down of the respective assets or interests from ENLC and Devon.

(3)   Represents Predecessor’s adjusted EBITDA for the period from January 1, 2014 through March 7, 2014.

(4)   During the second quarter of 2015, we entered into interest rate swap arrangements to mitigate our exposure to interest rate movements prior to our note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance, and therefore, excluded from distributable cash flow.

(5)   Maintenance capital expenditures presented in the Partnership’s reconciliation to distributable cash flows above include only (i) expenditures of the Partnership incurred at or after March 7, 2014 and (ii) the Partnership’s interest of the expenditures of Midstream Holdings incurred at or after March 7, 2014. Maintenance capital expenditures prior to March 7, 2014 of $4.6 million were excluded from the reconciliation to distributable cash flow because they represent the cash flows of the Predecessor which were not available for distribution. Prior to March 7, 2014 these assets were owned by Devon, and therefore, all cash flow from these assets were distributed to Devon.

(6)   The actual declared distribution does not assume full quarter distributions on the Class B units in the first quarter of 2014, Class D units in the first quarter of 2015 or Class E units in the second quarter of 2015.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$215.7	$158.9	$508.0	$380.3
Interest expense, net (1)	28.8	13.4	73.5	32.1
Unit-based compensation (2)	—	—	—	2.8
Current income tax	1.0	(0.5)	2.9	0.3
Distributions from equity investments in excess of earnings	5.4	2.6	14.3	7.6
Other (3)	1.8	1.0	10.4	1.6
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	(66.9)	(24.8)	(105.9)	(14.7)
Accounts payable, accrued purchases and other (4)	1.2	21.1	44.5	61.2
Adjusted EBITDA before non-controlling interest	187.0	171.7	547.7	471.2
Non-controlling interest share of adjusted EBITDA	0.3	(0.1)	0.3	(0.2)
Transferred interest adjusted EBITDA (5)	—	(60.2)	(55.8)	(132.6)
Predecessor adjusted EBITDA (6)	—	—	—	(82.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	187.3	111.4	492.2	255.6
Interest expense	(30.2)	(13.1)	(71.5)	(31.1)
Non-cash adjustment for mandatorily redeemable non-controlling interest	1.3	—	(2.1)	—
Litigation settlement adjustment	—	(4.7)	—	(4.7)
Interest rate swap (7)	—	—	(3.6)	—
Cash taxes and other	(1.0)	0.8	(2.5)	—
Maintenance capital expenditures (8)	(9.6)	(5.6)	(32.0)	(11.4)
Distributable cash flow	$147.8	$88.8	$380.5	$208.4

(1)   Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense.

(2)   Represents Predecessor stock-based compensation contributed through equity and reflected in net distributions to Predecessor in cash flows from financing activities in the Consolidated Statements of Cash Flows.

(3)   Includes acquisition transaction costs and reimbursed employee costs from Devon and LPC.

(4)   Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)   Represents recast E2, EMH and VEX adjusted EBITDA prior to the date of the drop down of the respective assets or interests from ENLC and Devon as applicable.

(6)   Represents Predecessor’s adjusted EBITDA for the period from January 1, 2014 through March 7, 2014.

(7)   During the second quarter of 2015, we entered into interest rate swap arrangements to mitigate our exposure to interest rate movements prior to our note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance, and therefore, excluded from distributable cash flow.

(8)   Maintenance capital expenditures presented in the Partnership’s reconciliation to distributable cash flows above include only (i) expenditures of the Partnership incurred at or after March 7, 2014 and (ii) the Partnership’s interest of the expenditures of Midstream Holdings incurred at or after March 7, 2014. Maintenance capital expenditures prior to March 7, 2014 of $4.6 million were excluded from the reconciliation to distributable cash flow because they represent the cash flows of the Predecessor which were not available for distribution. Prior to March 7, 2014 these assets were owned by Devon, and therefore, all cash flows from these assets were distributed to Devon.

EnLink Midstream Partners, LP

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Midstream Volumes:
Texas (1)
Gathering and Transportation (MMBtu/d)	2,640,300	2,975,600	2,705,900	2,979,000
Processing (MMBtu/d)	1,244,100	1,152,400	1,214,500	1,149,100
Louisiana (2)
Gathering and Transportation (MMBtu/d)	1,516,400	500,200	1,444,700	459,300
Processing (MMBtu/d)	509,100	499,100	488,200	557,000
NGL Fractionation (Gals/d)	6,370,600	4,073,500	5,957,000	4,112,500
Oklahoma (3)
Gathering and Transportation (MMBtu/d)	391,100	494,200	411,800	472,000
Processing (MMBtu/d)	348,900	447,300	325,500	447,300
Crude and Condensate (2)
Crude Oil Handling (Bbls/d)	147,300	15,200	130,800	15,400
Brine Disposal (Bbls/d)	4,200	5,000	3,900	5,300

(1)   Volumes include volumes per day based on 92- and 273-day periods for the three and nine months ended September 30, 2014, for Midstream Holdings operations. Volumes include volumes per day based on 92 days for the three months ended September 30, 2014 and volumes based on the 208 day period from March 7 to September 30, 2014 for the nine months ended September 30, 2014 for the Partnership’s legacy operations in Texas.

(2)   Volumes include volumes per day based on 92 days for the three months ended September 30, 2014 and based on the 208-day period from March 7 to September 30, 2014 for the nine months ended September 30, 2014 for the Partnership’s legacy operations. Midstream Holdings does not have any operations in the Louisiana or Crude and Condensate segments. The VEX pipeline did not commence operation until July 2014.

(3)   Volumes include volumes per day based on 92- and 273-day periods for the three and nine months ended September 30, 2014, respectively, for Midstream Holdings’ operations. The Partnership did not have any legacy operations in Oklahoma.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
Total revenues	$1,170.6	$857.4	$3,385.6	$2,507.7
Cost of sales (1)	861.8	597.2	2,487.4	1,798.0
Gross operating margin	308.8	260.2	898.2	709.7
Operating costs and expenses:
Operating expenses (2)	105.0	79.8	312.6	200.4
General and administrative (3)	34.8	24.4	105.6	66.9
Loss on disposition of assets	3.2	—	3.2	—
Depreciation and amortization	98.4	75.1	289.1	198.6
Impairments	799.2	—	799.2	—
Gain on litigation settlement	—	(6.1)	—	(6.1)
Total operating costs and expenses	1,902.4	770.4	3,997.1	2,257.8
Operating income (loss)	(731.8)	87.0	(611.5)	249.9
Other income (expense):
Interest expense, net of interest income	(30.4)	(13.6)	(72.1)	(33.1)
Equity in income of equity investment	6.4	5.6	16.1	14.3
Gain on extinguishment of debt	—	2.4	—	3.2
Other income (expense)	0.1	0.1	0.6	(0.7)
Total other expense	(23.9)	(5.5)	(55.4)	(16.3)
Income (loss) from continuing operations before non-controlling interest and income taxes	(755.7)	81.5	(666.9)	233.6
Income tax provision	(0.2)	(17.3)	(21.1)	(59.5)
Net income (loss) from continuing operations	(755.9)	64.2	(688.0)	174.1
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	1.0
Discontinued operations, net of tax	—	—	—	1.0
Net income (loss)	(755.9)	64.2	(688.0)	175.1
Net income (loss) attributable to the non-controlling interest	(562.5)	37.7	(526.1)	80.5
Net income (loss) attributable to EnLink Midstream, LLC	$(193.4)	$26.5	$(161.9)	$94.6
Predecessor interest in net income (4)	$—	$—	$—	$35.5
Devon investment interest in net income (loss)	$—	$(2.3)	$0.7	$(5.3)
EnLink Midstream, LLC interest in net income (loss)	$(193.4)	$28.8	$(162.6)	$64.4
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic per common unit	$(1.18)	$0.18	$(0.99)	$0.39
Diluted per common unit	$(1.18)	$0.17	$(0.99)	$0.39

(1)   Includes $51.9 million and $24.1 million for the three months ended September 30, 2015 and 2014, respectively, and $91.7 million and $349.9 million for the nine months ended September 30, 2015 and 2014, respectively, of affiliate cost of sales.

(2)   Includes $0.1 million and $0.3 million for the three and nine months ended September 30, 2015, respectively, and $5.9 million for the nine months ended September 30, 2014 of affiliate operating expenses.

(3)   Includes $0.1 million and $0.2 million for the three and nine months ended September 30, 2015, respectively, and $1.0 million and $10.6 million for the three and nine months ended September 30, 2014, respectively, of affiliate general and administrative expenses.

(4)   Represents net income attributable to the Predecessor for the period prior to March 7, 2014.

EnLink Midstream, LLC

Cash Available for Distribution

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.6	$1.8	$1.5
Incentive distribution rights	13.6	6.3	33.7	13.6
ENLK common units owned	33.4	6.1	70.0	14.0
Total share of ENLK distributions declared	$47.6	$13.0	$105.5	$29.1
Transferred interest EBITDA (2)	—	59.2	53.7	132.4
Total cash available	$47.6	$72.2	$159.2	$161.5
Uses of cash:
General and administrative expenses	(1.1)	(0.9)	(3.0)	(2.7)
Current income taxes (3)	1.2	(5.9)	—	(6.4)
Interest expense	(0.2)	(0.7)	(0.7)	(1.8)
Maintenance capital expenditures (4)	—	(2.8)	(4.0)	(5.9)
Total cash used	$(0.1)	$(10.3)	$(7.7)	$(16.8)
ENLC cash available for distribution	$47.5	$61.9	$151.5	$144.7

Distribution declared per ENLC unit	$0.255	$0.230	$0.750	$0.630
Cash distribution declared	$42.2	$37.7	$124.1	$88.5
Distribution coverage	1.12x	1.65x	1.22x	1.64x

(1)   Represents distributions paid to ENLC on May 14, 2015 and August 14, 2015 and distributions declared by ENLK and to be paid to ENLC on November 12, 2015.

(2)   Represents ENLC’s interest in adjusted EBITDA of Midstream Holdings prior to the EMH Drop Downs.

(3)   Represents ENLC’s stand-alone current tax expense.

(4)   Represents ENLC’s interest in Midstream Holdings’ maintenance capital expenditures prior to the EMH Drop Downs which is netted against the monthly disbursement of adjusted EBITDA of Midstream Holdings per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) of ENLC	$(755.9)	$64.2	$(688.0)	$174.1
Less: Net (income) loss attributable to ENLK	754.9	(83.4)	665.5	(218.8)
Net income of ENLC excluding ENLK	$(1.0)	$(19.2)	$(22.5)	$(44.7)
ENLC’s share of distributions from ENLK (1)	47.6	13.0	105.5	29.1
ENLC deferred income tax expense (2)	0.5	11.8	18.3	33.3
Maintenance capital expenditures (3)	—	(2.8)	(4.0)	(5.9)
Transferred interest EBITDA (4)	—	59.2	53.7	132.4
Other items (5)	0.4	(0.1)	0.5	0.5
ENLC cash available for distribution	$47.5	$61.9	$151.5	$144.7

(1)   Represents distributions paid to ENLC on May 14, 2015 and August 13, 2015 and distributions declared by ENLK and to be paid to ENLC on November 12, 2015.

(2)   Represents ENLC’s stand-alone deferred taxes.

(3)   Represents ENLC’s interest in Midstream Holdings’ maintenance capital expenditures prior to the EMH Drop Downs, which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA.

(4)   Represents ENLC’s interest in Midstream Holdings’ adjusted EBITDA prior to the EMH Drop Downs.

(5)   Represents E2’s adjusted EBITDA and other non-cash items not included in cash available for distributions.